Exhibit 99.1

David W. Fry
Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports quarterly GAAP and Core Net Income of $8.0 Million; Core Diluted EPS Increased 35% From Comparable Prior Year Period

First  Quarter 2010 Highlights

•	Record net interest income at $33.5 million.
•	Net interest margin increased 25 basis points on a linked quarter basis to 3.39%.
•	Core earnings per common share increased $0.07, or 35.0%, to $0.27 for the three months ended March 31, 2010 from $0.20 earned in the comparable prior year period.
•	Core earnings per common share increased $0.02, or 8.0%, to $0.27 for the three months ended March 31, 2010 from $0.25 earned in the quarter ended December 31, 2009.
•
Record core pre provision pre tax (“PPPT”) earnings of $18.2 million, a $0.6 million, or a 3.1% increase on a linked quarter basis and a $5.9 million, or 47.2% increase as compared to the first quarter of 2009. (See page 8 for a reconciliation of core PPPT earnings to GAAP earnings before taxes)

•	Net charge-offs were 0.29% of average loans.
•	Recorded a $5.0 million provision for loan losses.
•	Non-performing assets increased $5.3 million on a linked quarter basis to $98.5 million at March 31, 2010.
•	Regulatory capital ratios at March 31, 2010 were 8.97% for core capital and 13.67% for risk-weighted capital.
•	Book value per common share increased to $11.84 at March 31, 2010.
•	Tangible common equity to tangible assets increased to 8.45% at March 31, 2010.

LAKE SUCCESS, NY – April 20, 2010 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three months ended March 31, 2010.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report another quarter of strong earnings and margin expansion for the three months ended March 31, 2010. Net income was $8.0 million, an increase of $1.7 million, or 26.6%, from $6.3 million for the period ended March 31, 2009. We achieved record core net income of $8.0 million, an increase of $3.0 million, or 60.7%, from $5.0 million for the quarter ended March 31, 2009. Our strong operating performance for the quarter was primarily driven by an increase of $7.4 million in net interest income, as the net interest margin for the quarter ended March 31, 2010 improved over the comparable prior year period by 67 basis points to 3.39%. We are particularly encouraged with the continued growth in our net interest margin during the first quarter of 2010, as it improved 25 basis points over the fourth quarter of 2009.

“Our product expansion undertaken over the past several years continues to result in growth in our core deposits. During the past twelve months we opened nearly 4,000 demand deposit accounts and saw an increase in demand deposit balances of almost 20%. As a result of deposit growth during the first quarter, we were able to reduce borrowed funds by $104.6 million during the quarter. The shift in our funding sources during 2009 and the first quarter of 2010 resulted in a reduction in our cost of deposits and total funding costs of 94 basis points and 80 basis points, respectively, from the comparable prior year period.

“We continue to adhere to our conservative underwriting standards to ensure we continue to originate quality loans. We also focus on the performance of our existing loan portfolio. Non-performing loans increased $5.8 million during the quarter to $91.6 million from $85.9 million at December 31, 2009. The majority of non-performing loans are collateralized by residential income producing properties in the New York metropolitan area that remain occupied and generate revenue. Given New York City’s low vacancy rates, they have retained value and provided us with low loss content in our non-performing loans during the year.  We review the property values of impaired loans quarterly and charge-off amounts in excess of 90% of the value of the loan’s collateral. Net loan charge-offs during the quarter were 29 basis points of average loans, which continues to be below the industry average. We recorded a $5.0 million provision for loan losses during the quarter, bringing our allowance up to 71 basis points of total loans.  As of March 31, 2010, the current loan-to-value ratio on our impaired loans was 67.8%.

Flushing Financial Corporation
April 20, 2010

“The Bank continues to be well-capitalized under regulatory requirements at March 31, 2010, with core and risk-weighted capital ratios of 8.97% and 13.67%, respectively.

“Our strong capital, our ability to grow core deposits, and our traditionally strong credit discipline has enabled us to increase net income in spite of the extreme economic challenges we face.  With an improving economic landscape and our expanded product base, we feel confident that the rest of 2010 will provide additional opportunities for growth, as some competitors continue to deal with the challenges of weakened profitability and organizational disruption.”

Core earnings, which exclude the effects of net gains and losses from fair value adjustments, other-than-temporary impairment (“OTTI”) charges, and net gains on the sale of securities was $8.0 million for the three months ended March 31, 2010, an increase of $0.1 million from the $7.9 million earned in the fourth quarter of 2009, and an increase of $3.0 million from the $5.0 million earned for the first quarter of 2009.  Core diluted earnings per common share was $0.27, an increase of $0.02 from the $0.25 earned in the fourth quarter of 2009, and an increase of $0.07 from the $0.20 earned for the first quarter of 2009.

For a reconciliation of core earnings and core earnings per common share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP earnings per common share, please refer to the tables in the section titled Reconciliation of GAAP and Core Earnings.

During the first quarter of 2010, we elected to reclassify owner-occupied commercial loans originated by our Business Banking Department from commercial real estate loans to commercial business loans.  These loans were underwritten using the same underwriting standards we use to originate unsecured business loans, with the mortgage obtained as additional collateral.  Based on underwriting standards used to originate the loans, we believe it is appropriate to classify the loans as commercial business loans. Prior period amounts have been adjusted to reflect this reclassification.

Earnings Summary - Three Months Ended March 31, 2010

Net income for the three months ended March 31, 2010 was $8.0 million, an increase of $1.7 million as compared to $6.3 million for the three months ended March 31, 2009. Diluted earnings per common share were $0.26 for the three-month periods ended March 31, 2010 and 2009.  Diluted earnings per common share were unchanged as the 26.6% increase in net income was offset by the net effect of a 47.0% increase in common shares used in the computation of earnings per common share and the redemption of preferred stock in October 2009. These additional shares were issued in the common stock offering completed in September 2009.

Return on average equity was 8.8% for the three months ended March 31, 2010 compared to 8.4% for the three months ended March 31, 2009.  Return on average assets was 0.8% for the three months ended March 31, 2010 compared to 0.6% for the three months ended March 31, 2009.

For the three months ended March 31, 2010, net interest income was $33.5 million, an increase of $7.4 million, or 28.6%, from $26.1 million for the three months ended March 31, 2009. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $114.8 million, to $3,952.1 million for the quarter ended March 31, 2010, combined with an increase in the net interest spread of 69 basis points to 3.22% for the quarter ended March 31, 2010 from 2.53% for the comparable period in 2009. The yield on interest-earning assets decreased 11 basis points to 5.85% for the three months ended March 31, 2010 from 5.96% in the three months ended March 31, 2009. However, this was more than offset by a decline in the cost of funds of 80 basis points to 2.63% for the three months ended March 31, 2010 from 3.43% for the comparable prior year period. The net interest margin improved 67 basis points to 3.39% for the three months ended March 31, 2010 from 2.72% for the three months ended March 31, 2009. Excluding prepayment penalty income, the net interest margin would have been 3.35% and 2.67% for the three month periods ended March 31, 2010 and 2009, respectively.

The decline in the yield of interest-earning assets was primarily due to a 15 basis point reduction in the yield of the loan portfolio combined with a 47 basis point reduction in the yield of the securities portfolio. These reductions in rates were partially offset by a $104.6 million decline in the combined average balances of the lower yielding securities portfolio and interest-earning deposits, which each having a lower yield than the average yield of total interest-earning assets.  The 15 basis point reduction in the yield of the loan portfolio to 6.20% for the quarter ended March 31, 2010 from 6.35% for the quarter ended March 31, 2009 was primarily due to an increase in non-accrual loans for which we do not accrue interest income.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 14 basis points to 6.21% for the three months ended March 31, 2010 from 6.35% for the three months ended March 31, 2009. The 47 basis point reduction in the yield of the securities portfolio to 4.55% for the quarter ended March 31, 2010 from 5.02% for the quarter ended March 31, 2009 was due to higher yielding securities repaying and being replaced with securities with lower yields due to the current interest rate environment. The decline in the yield of interest-earning assets was partially offset by an increase of $219.4 million in the average balance of the loan portfolio to $3,205.3 million for the three months ended March 31, 2010 from $2,986.0 million for the three months ended March 31, 2009.

Flushing Financial Corporation
April 20, 2010

The decrease in the cost of interest-bearing liabilities is primarily attributable to reductions in the rates paid on deposits combined with a shift in deposit concentrations.  The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 65 basis points, 102 basis points, 74 basis points and 65 basis points respectively, for the quarter ended March 31, 2010 compared to the same period in 2009.  The cost of due to depositors was also reduced due to the Bank’s focus on increasing lower-costing core deposits. The combined average balances of lower-costing savings, money market and NOW accounts increased a total of $383.8 million for the quarter ended March 31, 2010 compared to the same period in 2009, while the average balance of higher-costing certificates of deposits decreased $252.8 million for the quarter ended March 31, 2010 compared to the same period in 2009.  This resulted in a decrease in the cost of due to depositors of 94 basis points to 2.03% for the quarter ended March 31, 2010 from 2.97% for the quarter ended March 31, 2009. The net increase in deposits allowed the Bank to reduce its reliance on borrowed funds, as the average balance of borrowed funds declined $63.6 million to $999.2 million for the quarter ended March 31, 2010 from $1,062.8 million for the quarter ended March 31, 2009, with the cost of borrowed funds decreasing 30 basis points to 4.32% for the quarter ended March 31, 2010 from 4.62% for the quarter ended March 31, 2009.

The net interest margin for the three months ended March 31, 2010 increased 25 basis points to 3.39% from 3.14% for the quarter ended December 31, 2009. The net interest spread increased 31 basis points to 3.22% for the three months ended March 31, 2010 from 2.91% for the quarter ended December 31, 2009 with the yield on interest-earning assets decreasing two basis points to 5.85% for the three months ended March 31, 2010, and the cost of interest-bearing liabilities decreasing 33 basis points to 2.63% for the three months ended March 31, 2010.   Excluding prepayment penalty income, the net interest margin would have been 3.35% for the quarter ended March 31, 2010, an increase of 25 basis points from 3.10% for the quarter ended December 31, 2009.

A provision for loan losses of $5.0 million was recorded for the quarter ended March 31, 2010, which was an increase of $0.5 million from the $4.5 million recorded in the quarter ended March 31, 2009. During the three months ended March 31, 2010 non-performing loans increased $5.8 million to $91.6 million from $85.9 million at December 31, 2009. Net charge-offs for the quarter totaled $2.3 million an increase of $2.0 million from the comparable prior year quarter and a decrease of $1.0 million from the fourth quarter of 2009.  Non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York metropolitan market. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the level of non-performing loans, the current economic uncertainties, and the level of charge-offs, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $5.0 million provision for possible loan losses in the first quarter of 2010.

Non-interest income for the three months ended March 31, 2010 was $2.6 million, a decrease of $2.1 million from $4.7 million for the three months ended March 31, 2009.  The decrease in non-interest income was primarily due to a $0.1 million loss recorded from fair value adjustments as compared to a gain of $2.3 million recorded in the comparable prior year period.  The decrease in income from fair value adjustments was partially offset by a $0.3 million increase in the quarterly dividend from the Federal Home Loan Bank of New York to $0.6 million for the three months ended March 31, 2010 from $0.3 million for the comparable prior year period.

Non-interest expense was $17.9 million for the three months ended March 31, 2010, an increase of $1.9 million, or 12.2%, from $16.0 million for the three months ended March 31, 2009. Employee salary and benefits increased $1.3 million, which is primarily attributed to the growth of the Bank and an increase in stock-based salary expense due to an increase in the stock price as compared to the prior year comparable period. Federal Deposit Insurance Corporation (“FDIC”) insurance increased $0.3 million compared to the comparable prior year period, due to an increase in assessment rates and deposit balances.  Other operating expense increased $0.2 million primarily due to the growth of the Bank and an increase in foreclosure expense. The efficiency ratio was 49.8% and 56.3% for the three months ended, March 31, 2010 and 2009, respectively.

Flushing Financial Corporation
April 20, 2010

Balance Sheet Summary – At March 31, 2010

Total assets at March 31, 2010 were $4,183.1 million, an increase of $39.9 million, or 1.0%, from $4,143.2 million at December 31, 2009. Total loans, net increased $16.3 million, or 0.5%, during the three months ended March 31, 2010 to $3,216.5 million from $3,200.2 million at December 31, 2009. Loan originations and purchases were $95.0 million for the three months ended March 31, 2010, a decrease of $28.5 million from $123.5 million for the three months ended March 31, 2009, as we have tightened our underwriting standards to ensure we continue to originate quality loans.  Additionally, loan demand has declined due to the current economic environment. At March 31, 2010, loan applications in process totaled $151.8 million compared to $180.3 million at March 31, 2009 and $158.4 million at December 31, 2009. The following table shows loan originations and purchases for the periods indicated.  The table also includes loan purchases of $1.8 million and $20.9 million for the three months ended March 31, 2010 and 2009, respectively.

	For the three months ended March 31,
(In thousands)	2010	2009
Multi-family residential	$38,405	$36,947
Commercial real estate	4,600	20,857
One-to-four family – mixed-use property	12,712	6,108
One-to-four family – residential	6,891	7,014
Co-operative apartments	-	-
Construction	832	5,281
Small Business Administration	289	1,112
Taxi Medallion	16,454	22,906
Commercial business and other loans	14,801	23,273
Total loan originations and purchases	$94,984	$123,498

We accrue interest income on all of our performing loans.  The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. At that time, previously accrued but uncollected interest is reversed from income. Loans in default 90 days or more as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

Flushing Financial Corporation
April 20, 2010

The following table shows non-performing assets at the periods indicated:

(In thousands)	March 31, 2010	December 31, 2009
Loans 90 days or more past due and still accruing:
Commercial real estate	$-	$471
One-to-four family - residential	4,111	2,784
Construction loans	428	-

Total	4,539	3,255

Troubled debt restructured:
Multi-family residential	476	478
Commercial real estate	1,434	1,441
One-to-four family - mixed-use property	1,085	575

Total	2,995	2,494

Non-accrual loans:
Multi-family residential	29,693	27,483
Commercial real estate	16,382	18,153
One-to-four family - mixed-use property	25,209	23,422
One-to-four family - residential	4,882	4,959
Co-operative apartments	78	78
Construction loans	3,730	1,639
Small business administration	1,041	1,232
Commercial business and other	3,068	3,151
Total	84,083	80,117

Total non-performing loans	91,617	85,866

Other non-performing assets:
Real estate acquired through foreclosure	1,793	2,262
Investment securities	5,118	5,134
Total	6,911	7,396

Total non-performing assets	$98,528	$93,262

Loans delinquent 60 to 89 days increased $5.4 million to $30.7 million at March 31, 2010 from $25.4 million at December 31, 2009, while loans delinquent 30 to 59 days increased $6.1 million to $78.5 million at March 31, 2010 from $72.3 million at December 31, 2009.

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s conservative underwriting standards. Non-accrual loans and charge-offs from impaired loans have increased, primarily due to the current economic environment. The majority of the Bank’s non-performing loans are collateralized by residential income producing properties that are occupied, thereby retaining more of their value and reducing the potential loss. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. The Bank reviews its delinquencies on a loan by loan basis and continually explores ways to help borrowers meet their obligations and return them back to current status. In the past year the Bank has increased staffing to handle delinquent loans by hiring people experienced in loan workouts. The Bank’s non-performing assets were $98.5 million at March 31, 2010 an increase of $5.3 million from $93.3 million at December 31, 2009. Total non-performing assets as a percentage of total assets were 2.36% at March 31, 2010 compared to 2.25% at December 31, 2009. The ratio of allowance for loan losses to total non-performing loans was 25% at March 31, 2010, compared to 24% at December 31, 2009.

Non-performing investment securities include two pooled trust preferred securities with a combined market value of $5.0 million and one FHLMC preferred stock with a market value of $0.2 million for which we currently are not receiving payments.

Flushing Financial Corporation
April 20, 2010

During the three months ended March 31, 2010, the Bank had $2.3 million in net charge-offs of impaired loans. The following table shows net loan charge-offs (recoveries) for the periods indicated by type of loan:

	Three Months Ended
(In thousands)	March 31, 2010	March 31, 2009	December 31, 2009
Multi-family residential	$1,092	$8	$582
Commercial real estate	140	-	586
One-to-four family – mixed-use property	360	-	145
One-to-four family – residential	69	-	228
Construction	862	-	668
Small Business Administration	290	233	247
Commercial business and other loans	(521)	7	798
Total net loan charge-offs	$2,292	$248	$3,254

Net charge-offs include loans that were fully charged-off and impaired mortgage loans that were written down to 90% of the properties’ estimated value.  On a quarterly basis the property values of impaired mortgage loans are internally reviewed, based on updated cash flows for income producing properties, or updated independent appraisals.  The loan balance of impaired mortgage loans is then compared to the properties updated estimated value and any balance over 90% of the loans updated estimated value is charged-off.  Impaired mortgage loans that were written down resulted from quarterly reviews or updated appraisals that indicated the properties’ estimated value had declined from when the loan was originated.

During the three months ended March 31, 2010, mortgage-backed securities increased $2.3 million, or 0.4%, to $650.8 million. During the three months ended March 31, 2010, there were purchases and principal repayments of mortgage-backed securities of $43.9 million and $45.8 million, respectively. During the three months ended March 31, 2010, other securities increased $31.0 million, or 87.6%, to $66.3 million. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.  During the three months ended March 31, 2010, there were $33.0 million in purchases of government agency securities.

Total liabilities were $3,814.2 million at March 31, 2010, an increase of $31.1 million, or 0.8%, from December 31, 2009. During the three months ended March 31, 2010, due to depositors increased $123.2 million to $2,789.5 million, as a result of increases of $49.8 million in core deposits and of $73.5 million in certificates of deposit. Borrowed funds decreased $104.6 million as the increase in deposits allowed us to reduce our borrowed funds.

Total stockholders’ equity increased $8.7 million, or 2.4%, to $368.9 million at March 31, 2010 from $360.1 million at December 31, 2009. The increase is primarily due to net income of $8.0 million and an increase in other comprehensive income of $2.5 million for the three months ended March 31, 2010. The increase in other comprehensive income was primarily attributed to an increase in the market value of securities held in the available for sale portfolio. These increases were partially offset by the declaration and payment of dividends on the Company’s common stock of $3.9 million.  Book value per common share was $11.84 at March 31, 2010 compared to $11.57 at December 31, 2009. Tangible book value per common share was $11.31 at March 31, 2010 compared to $11.03 at December 31, 2009.

The Company did not repurchase any shares during the three months ended March 31, 2010 under its current stock repurchase program. At March 31, 2010, 362,050 shares remain to be repurchased under the current stock repurchase program.

Flushing Financial Corporation
April 20, 2010

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented the Company calculated core earnings by adding back or subtracting the net gain or loss recorded from fair value adjustments, OTTI charges, and net gains on the sale of securities.

	Three Months Ended
(In thousands, except per share data)	March 31, 2010	March 31, 2009	December 31, 2009

GAAP income before income taxes	$13,146	$10,244	$9,232

Net loss (gain) from fair value adjustments	103	(2,349)	(966)
Other-than-temporary impairment charges	-	-	4,754
Net gain on sale of securities	-	-	(327)

Core income before income taxes	13,249	7,895	12,693

Provision for income taxes for core income	5,207	2,890	4,790

Core net income	$8,042	$5,005	$7,903

GAAP diluted earnings per common share	$0.26	$0.26	$0.15

Deemed dividend upon redemption of TARP preferred stock	-	-	0.04
Net loss (gain) from fair value adjustments, net of tax	-	(0.06)	(0.02)
Other-than-temporary impairment charges, net of tax	-	-	0.09
Net gain on sale of securities, net of tax	-	-	(0.01)

Core diluted earnings per common share*	$0.27	$0.20	$0.25

* Core diluted earnings per common share may not foot due to rounding.

Flushing Financial Corporation
April 20, 2010

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes is not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded from fair value adjustments, OTTI charges and net gains on the sale of securities.

	Three Months Ended
(In thousands)	March 31, 2010	March 31, 2009	December 31, 2009

GAAP income before income taxes	$13,146	$10,244	$9,232

Provision for loan losses	5,000	4,500	5,000
Net loss (gain) from fair value adjustments	103	(2,349)	(966)
Other-than-temporary impairment charges	-	-	4,754
Net gain on sale of securities	-	-	(327)

Core income before the provision for loan losses and income taxes	$18,249	$12,395	$17,693

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingbank.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

Flushing Financial Corporation
April 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except per share data)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Cash and due from banks	$25,769	$28,426
Securities available for sale:
Mortgage-backed securities	650,769	648,443
Other securities	66,343	35,361
Loans:
Multi-family residential	1,182,756	1,158,700
Commercial real estate	673,663	686,210
One-to-four family ― mixed-use property	742,029	744,560
One-to-four family ― residential	252,927	249,920
Co-operative apartments	6,565	6,553
Construction	92,375	97,270
Small Business Administration	16,666	17,496
Taxi medallion	75,717	61,424
Commercial business and other	179,705	181,240
Net unamortized premiums and unearned loan fees	17,121	17,110
Allowance for loan losses	(23,032)	(20,324)
Net loans	3,216,492	3,200,159
Interest and dividends receivable	19,670	19,116
Bank premises and equipment, net	22,520	22,830
Federal Home Loan Bank of New York stock	41,310	45,968
Bank owned life insurance	69,877	69,231
Goodwill	16,127	16,127
Core deposit intangible	1,757	1,874
Other assets	52,471	55,711
Total assets	$4,183,105	$4,143,246

LIABILITIES
Due to depositors:
Non-interest bearing	$84,786	$91,376
Interest-bearing:
Certificate of deposit accounts	1,303,963	1,230,511
Savings accounts	420,147	426,821
Money market accounts	402,487	414,457
NOW accounts	578,153	503,159
Total interest-bearing deposits	2,704,750	2,574,948
Mortgagors' escrow deposits	37,765	26,791
Borrowed funds	955,617	1,060,245
Other liabilities	31,322	29,742
Total liabilities	3,814,240	3,783,102

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 31,157,374shares and 31,131,059 shares issued at March 31, 2010 and December 31, 2009, respectively; 31,152,004 shares and 31,127,664 shares outstanding at March 31, 2010 and December 31, 2009, respectively)	312	311
Additional paid-in capital	187,873	185,842
Treasury stock, at average cost (5,370 and 3,395 at March 31, 2010 and
December 31, 2009, respectively)	(66)	(36)
Unearned compensation	(410)	(575)
Retained earnings	185,212	181,181
Accumulated other comprehensive loss, net of taxes	(4,056)	(6,579)
Total stockholders' equity	368,865	360,144

Total liabilities and stockholders' equity	$4,183,105	$4,143,246

Flushing Financial Corporation
April 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended March 31,
	2010	2009

Interest and dividend income
Interest and fees on loans	$49,684	$47,376
Interest and dividends on securities:
Interest	7,911	9,337
Dividends	200	412
Other interest income	13	43
Total interest and dividend income	57,808	57,168

Interest expense
Deposits	13,517	18,827
Other interest expense	10,786	12,285
Total interest expense	24,303	31,112

Net interest income	33,505	26,056
Provision for loan losses	5,000	4,500
Net interest income after provision for loan losses	28,505	21,556

Non-interest income
Loan fee income	367	417
Banking services fee income	482	446
Net gain on sale of loans	5	-
Net (loss) gain from fair value adjustments	(103)	2,349
Federal Home Loan Bank of New York stock dividends	611	346
Bank owned life insurance	645	599
Other income	570	523
Total non-interest income	2,577	4,680

Non-interest expense
Salaries and employee benefits	8,796	7,471
Occupancy and equipment	1,749	1,774
Professional services	1,764	1,655
FDIC deposit insurance	1,274	977
Data processing	1,078	1,089
Depreciation and amortization	679	622
Other operating expenses	2,596	2,404
Total non-interest expense	17,936	15,992

Income before income taxes	13,146	10,244

Provision for income taxes
Federal	3,949	3,095
State and local	1,212	840
Total income tax expense	5,161	3,935

Net income	$7,985	$6,309

Preferred dividends and amortization of issuance costs	$-	$951

Net income available to common shareholders	$7,985	$5,358

Basic earnings per common share	$0.26	$0.26
Diluted earnings per common share	$0.26	$0.26
Dividends per common share	$0.13	$0.13

Flushing Financial Corporation
April 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands except share data)
(Unaudited)

	At or for the three months ended March 31,
	2010		2009
Per Share Data
Basic earnings per share	$0.26		$0.26
Diluted earnings per share	$0.26		$0.26
Average number of shares outstanding for:
Basic earnings per common share computation	30,257,069		20,589,816
Diluted earnings per common share computation	30,286,511		20,596,114
Book value per common share (1)	$11.84		$11.05
Tangible book value per common share (2)	$11.31		$10.26

Average Balances
Total loans, net	$3,205,347		$2,985,958
Total interest-earning assets	3,952,086		3,837,289
Total assets	4,170,870		4,021,944
Total due to depositors	2,663,112		2,532,095
Total interest-bearing liabilities	3,697,523		3,628,656
Stockholders' equity	362,515		299,544
Common stockholders' equity	362,515		229,544
Performance Ratios (3)
Return on average assets	0.77%		0.63%
Return on average equity	8.81		8.42
Yield on average interest-earning assets	5.85		5.96
Cost of average interest-bearing liabilities	2.63		3.43
Interest rate spread during period	3.22		2.53
Net interest margin	3.39		2.72
Non-interest expense to average assets	1.72		1.59
Efficiency ratio (4)	49.78		56.34
Average interest-earning assets to average interest-bearing liabilities	1.07	X	1.06	X

(1)
Calculated by dividing common stockholders’ equity of $368.9 million and $239.9 million at March 31, 2010 and 2009, respectively, by 31,152,004 and 21,715,809 shares outstanding at March 31, 2010 and 2009, respectively. Common stockholders’ equity is total stockholders’ equity less the liquidation preference value of preferred shares outstanding.

(2)
Calculated by dividing tangible common stockholders’ equity of $352.2 million and $222.9 million at March 31, 2010 and 2009, respectively, by 31,152,004 and 21,715,809 shares outstanding at March 31, 2010 and 2009, respectively. Tangible common stockholders’ equity is total stockholders’ equity less the liquidation preference value of preferred shares outstanding and intangible assets (goodwill and core deposit intangible, net of deferred taxes).

(3)	Ratios for the three months ended March 31, 2010 and 2009 are presented on an annualized basis.

(4)	Calculated by dividing non-interest expense (excluding REO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments).

Flushing Financial Corporation
April 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the three months ended March 31, 2010	At or for the year ended December 31, 2009

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	8.97%	8.84%
Leverage and core capital (minimum requirement = 3%)	8.97	8.84
Total risk-based capital (minimum requirement = 8%)	13.67	13.49

Capital ratios:
Average equity to average assets	8.69%	8.06%
Equity to total assets	8.82	8.69
Tangible common equity to tangible assets	8.45	8.32

Asset quality:
Non-accrual loans	$84,083	$80,117
Non-performing loans	91,617	85,866
Non-performing assets	98,528	96,321
Net charge-offs	2,292	10,204

Asset quality ratios:
Non-performing loans to gross loans	2.84%	2.68%
Non-performing assets to total assets	2.36	2.32
Allowance for loan losses to gross loans	0.71	0.63
Allowance for loan losses to non-performing assets	23.38	21.10
Allowance for loan losses to non-performing loans	25.14	23.67

Full-service customer facilities	15	15

Flushing Financial Corporation
April 20, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended March 31,
	2010				2009
	Average Balance	Interest	Yield/Cost		Average Balance	Interest	Yield/Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,943,563	$46,107	6.27%		$2,801,571	$44,867	6.41%
Other loans, net (1)	261,784	3,577	5.47		184,387	2,509	5.44
Total loans, net	3,205,347	49,684	6.20		2,985,958	47,376	6.35
Mortgage-backed securities	653,029	7,588	4.65		703,343	8,913	5.07
Other securities	59,915	523	3.49		73,298	836	4.56
Total securities	712,944	8,111	4.55		776,641	9,749	5.02
Interest-earning deposits and federal funds sold	33,795	13	0.15		74,690	43	0.23
Total interest-earning assets	3,952,086	57,808	5.85		3,837,289	57,168	5.96
Other assets	218,784				184,655
Total assets	$4,170,870				$4,021,944

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$423,013	920	0.87		$392,995	1,578	1.61
NOW accounts	572,227	1,804	1.26		315,775	1,507	1.91
Money market accounts	404,023	975	0.97		306,708	1,524	1.99
Certificate of deposit accounts	1,263,849	9,804	3.10		1,516,617	14,200	3.75
Total due to depositors	2,663,112	13,503	2.03		2,532,095	18,809	2.97
Mortgagors' escrow accounts	35,216	14	0.16		33,748	18	0.21
Total deposits	2,698,328	13,517	2.00		2,565,843	18,827	2.94
Borrowed funds	999,195	10,786	4.32		1,062,813	12,285	4.62
Total interest-bearing liabilities	3,697,523	24,303	2.63		3,628,656	31,112	3.43
Non interest-bearing deposits	84,206				67,059
Other liabilities	26,632				26,685
Total liabilities	3,808,361				3,722,400
Equity	362,515				299,544
Total liabilities and equity	$4,170,876				$4,021,944

Net interest income / net interest rate spread		$33,505	3.22%			$26,056	2.53%

Net interest-earning assets / net interest margin	$254,563		3.39%		$208,633		2.72%

Ratio of interest-earning assets to interest-bearing liabilities			1.07	X			1.06	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.3 million for each of the three-month periods ended March 31, 2010 and 2009.